EXHIBIT 3.1 a

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GEOWORKS CORPORATION

             GEOWORKS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “ Company”), DOES HEREBY CERTIFY:

             FIRST: That, at a meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company inter alia for consideration thereof. The resolution setting forth the proposed amendment is as follows:

  RESOLVED, that the Certificate of Incorporation of the Company be amended to increase the number of shares of Common Stock authorized for issuance thereunder from 40,000,000 to 80,000,000.

  RESOLVED FURTHER, that, upon the approval of the holders of a majority in interest of the outstanding capital stock of the Company, the first paragraph of Article IV of the Certificate of Incorporation of the Company shall be amended to read as follows:

  “The total number of shares of all classes of stock which the corporation has authority to issue is Eighty Two Million (82,000,000) shares, consisting of two classes: Eighty Million (80,000,000) shares of Common Stock, $0.001 par value per share, and Two Million (2,000,000) shares of Preferred Stock, $0.001 par value per share.”

             SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Company was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment to increase the number of authorized shares of common stock issuable by the Company from 40,000,000 to 80,000,000.

             THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

             IN WITNESS WHEREOF, the board of directors of the Company has caused this certificate to be signed by Timothy J. Toppin, its authorized officer, this 12th day of September, 2000.

By:	/s/ Timothy J. Toppin

Timothy J. Toppin, Secretary

1